Exhibit 99

May 10, 2006

NEWS RELEASE	FIRST WEST VIRGINIA BANCORP, INC.
1701 WARWOOD AVENUE
WHEELING, WV 26003

RELEASE IMMEDIATELY	For further information

Contact Sylvan J. Dlesk, Acting President & CEO or
Francie P. Reppy, Executive Vice President, Chief Administrative Officer & Chief Financial Officer
(304) 242-3770

FIRST WEST VIRGINIA BANCORP, INC. ANNOUNCES FIRST QUARTER 2006 EARNINGS

Wheeling, WV, May 10, 2006—First West Virginia Bancorp, Inc. (AMEX: FWV) Acting President and Chief Executive Officer, Sylvan J. Dlesk, today announced first quarter earnings for the Wheeling, West Virginia, based holding company. First West Virginia Bancorp, Inc. is the parent company of Progressive Bank, N. A., Wheeling, West Virginia.

Net income for the first quarter of 2006 was reported at $600,043 or $.39 per share, compared to $545,728 or $.36 per share reported for the same period a year earlier. The increase in earnings during the first quarter of 2006 compared to 2005 was primarily attributed to decreased noninterest expenses and the provision for loan losses, offset in part by the decreases in net interest income and noninterest income. Noninterest expenses decreased $116,792 or 6.1% during the first quarter of 2006 as compared to 2005 primarily due to reductions in other operating expenses and salary and employee benefits expenses. The provision for loan losses was decreased $90,000 in the first quarter of 2006 as compared to the first quarter of 2005. Net interest income decreased $80,258 or 3.5% over the same period in 2005. Net interest income decreased primarily due to the increase in interest paid on interest bearing liabilities offset by the increased interest income earned on investment securities and federal funds sold combined with the decline in interest earned on loans. Noninterest income decreased $45,979 or 12.3% in the first quarter of 2006 as compared to 2005 primarily due to the decrease in gains on sales of investment securities offset in part by an increase in service charges and other fee income.

FIRST WEST VIRGINIA BANCORP, INC. FINANCIAL HIGHLIGHTS

(Dollars in thousands, except share and per share data)	(Unaudited) March 31, 2006	December 31, 2005
AT PERIOD END
Total Assets	$266,965	$266,213
Total Deposits	218,624	218,817
Total Loans	135,439	135,214
Total Investment Securities	110,001	107,998
Shareholders” Equity	23,869	23,959
Shareholders” Equity Per Share of Common Stock	15.62	15.68

(Unaudited, in thousands, except share and per share data)	March 31, 2006	March 31, 2005
FOR THE THREE MONTHS ENDED
Net income	600	546
Provision for Loan Losses	—	90
Earnings Per Share of Common Stock	.39	.36
Dividends Per Share of Common Stock	.19	.19
Return on Average Assets	.91%	.79%
Return on Average Equity	9.72%	9.23%
Average shares outstanding	1,528,443	1,528,443

First West Virginia Bancorp, Inc. stock is traded on the American Stock Exchange under the symbol “FWV.”